EXHIBIT 99


For Immediate Release                Contact:
March 24, 1998                       News Media         Investor Relations
                                     Wayne Charness     Renita E. O'Connell
                                     401-727-5983       401-727-5401


           HASBRO EXPECTS FIRST QUARTER TO BE BELOW EXPECTATIONS
            ANTICIPATES FULL-YEAR DOUBLE-DIGIT EARNINGS GROWTH

     Pawtucket, RI (March 24, 1998) -- Hasbro, Inc. (HAS:ASE) today announced that first quarter results will be below expectations, primarily due to the impact of recent changes in inventory flow policies at Toys `R Us, a key customer. However, the Company still expects to achieve double-digit growth in full-year 1998 earnings per share.

     "We have consistently stated that we expect difficult comparisons in the first half of 1998, which is proving to be the case and has been compounded by the actions of Toys `R Us," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "However, we remain on track for the full year," Hassenfeld added.

     "Last year, our first half results were boosted by the timing of movie releases of three of our major entertainment properties: Star Wars(TM), Jurassic Park(R) and Batman(TM). This year, the new inventory flow policies of Toys `R Us are having a greater relative impact on our first quarter because our sales to Toys `R Us are expected to become more seasonal, like sales to most of our other customers," Hassenfeld explained. "We believe this retail inventory reduction trend will continue into the second quarter, making the second half of the year, which is already so important, even more significant. However, in the long run, we believe a stronger Toys `R Us will be good for our business."

     The new inventory policies being implemented by Toys `R Us include a significant reduction in the absolute level of inventories and a change in seasonal purchasing patterns. Primarily as a result of the impact of these changes, Hasbro's revenues in the first quarter could be approximately 15% below the $555.8 million reported in the first quarter of 1997. The Company said a decrease in revenues of this magnitude, in this seasonally low-revenue quarter, has a disproportionate impact on quarterly earnings as fixed costs continue to be incurred. Consequently, the Company anticipates earnings per share could be as low as $0.05 compared to $0.20 a year ago.

     "Looking ahead to the second half of 1998, we will continue to build sales and earnings momentum," Hassenfeld continued. "The cost savings anticipated from the Global Integration and Profit Enhancement program are on track. In addition, we look forward to the debut of Teletubbies(TM) on PBS in April, the summer movie release of DreamWorks' `Small Soldiers', and the fall release of Centipede(R) - the first of our newly-acquired Atari game properties. We also expect to close our acquisition of Tiger Electronics early in the second quarter," Hassenfeld added. "We continue working hard to deliver our plan for this year, and believe it is achievable under current market conditions."

Certain statements contained in this release contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions and currency fluctuations in the various markets in which the Company operates throughout the world; the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of the Company's Global Integration and Profit Enhancement program; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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